Exhibit 99



Media Contact:  R. Jeep Bryant, 212-635-1569
Investor Contact:  Joseph Murphy, 212-635-7740



The Bank of New York Company, Inc. To Terminate Shareholder Rights Plan


NEW YORK, N.Y. - February 28, 2005 - The board of directors of The Bank of New York Company, Inc. (NYSE: BK), has voted unanimously to terminate the Company's shareholder rights plan and to institute parameters on its ability to adopt a shareholder rights plan in the future.

Each share of the Company's common stock also represents one right under the plan. The rights are listed on the New York Stock Exchange. On March 25, the Company will pay 5 cents per right to redeem them from shareholders of record as of March 11. Upon redemption, the rights will be delisted from the New York Stock Exchange.

The Board resolution provides that the Company reserves the right of its Board, by a majority vote of its independent directors in their exercise of their fiduciary duties, to determine in light of the circumstances then existing that it would be in the best interest of the Company and its shareholders to adopt a new shareholder rights plan without prior shareholder approval. If a shareholder rights plan is adopted by the Board without prior shareholder approval, the plan must provide that it shall expire within 12 months from its effective date unless ratified by the Company's shareholders.

"The Board is taking these actions based on shareholder input and consultation," said Chairman and Chief Executive Officer Thomas A. Renyi. "The Board's actions will ensure that our shareholders continue to have a voice in sustaining sound corporate governance policies."

The Bank of New York Company, Inc., is a global leader in providing a comprehensive array of services that enable institutions and individuals to move and manage their financial assets in more than 100 markets worldwide. The Company has a long tradition of collaborating with clients to deliver innovative solutions through its core competencies: securities servicing, treasury management, investment management, and individual & regional banking services. The Company's extensive global client base includes a broad range of leading financial institutions, corporations, government entities, endowments and foundations. Its principal subsidiary, The Bank of New York, founded in 1784, is the oldest bank in the United States and has consistently played a prominent role in the evolution of financial markets worldwide. Additional information is available at www.bankofny.com.